Exhibit 99.1


Varian Medical Systems to Acquire Assets of OpTx Corporation

    PALO ALTO, Calif.--(BUSINESS WIRE)--March 4, 2004--

 Acquisition to Add Software for Managing Medical Oncology Treatments to Varian's VARiS Software Suite for Cancer Treatment Facilities

    Varian Medical Systems, Inc., (NYSE:VAR) today announced an agreement to acquire the assets of Denver-based OpTx, a privately held supplier of software for medical oncology practices in cancer clinics. The acquisition will enable Varian to offer an integrated single software system for managing and coordinating radiation therapy and chemotherapy routinely used in the treatment of cancer. Varian will pay approximately $18 million to acquire the OpTx assets, including the OpTxTools(TM) software, which it will continue to develop, sell, install, and service worldwide as a stand-alone product for medical oncology practices and as part of its VARiS software for coordination with radiation oncology.
    Varian has been selling the OpTx software as VARiS MedOncology(TM) under a private label agreement with OpTx since 2001. The software enables cancer treatment facilities to document patient data, manage clinical trials, track complex drug interactions, administer prescriptions, and schedule treatments for chemotherapy.
    "By acquiring this proven software product, we can now integrate it more seamlessly into our VARiS(TM) software for radiation therapy," said Richard M. Levy, Chairman and CEO of Varian Medical Systems. "This will enable Varian to provide cancer treatment facilities with software that combines and manages information including appointments, treatment regimens, and charge capture for both radiation therapy and chemotherapy within a single electronic medical record for every patient.
    "Consistent with our mission of providing true customer solutions that make cancer treatments better, faster, easier, and more cost effective, Varian will be able to offer the most comprehensive management software for modern, multi-modality cancer treatments," Levy said.
    Varian anticipates the acquisition will initially add annualized revenues of approximately $9 million and be nearly neutral to earnings for the company in the current fiscal year. "We expect that our worldwide sales, service, and support network will contribute to faster and deeper market penetration for these software products," Levy said. "The OpTx software is now installed in about 40 sites, primarily in the U.S. and Canada and we believe it to be the best in the world."
    About 60 OpTx employees are being offered jobs with Varian, and the company's facilities in Winnipeg and Edmonton, Canada and in Denver will be kept substantially intact.
    The companies expect to close the transaction in March. The transaction is not subject to any pre-closing regulatory filings.

    Varian Medical Systems, Inc., (NYSE:VAR) of Palo Alto, Calif. is the world's leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 2,975 people who are located at manufacturing sites in North America and Europe and in its 48 sales and support offices around the world. In its most recent fiscal year ended September 26, 2003, Varian Medical Systems reported sales of over $1 billion. Additional information is available on the company's investor relations web site at www.varian.com.

    Forward Looking Statements:

    Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry and market outlook, including market acceptance of or transition to products or technology for clinical management of radiation therapy and chemotherapy, and the outlook for certain geographic regions and markets; growth drivers; our orders, sales, backlog, or earnings growth; future financial results and any statements using the terms "will," "expect," "anticipates," "enables," "approximately," "believe," or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the successful finalization of the acquisition; the ability to integrate the operations of OpTx into Varian and their products into Varian systems, the ability to retain the services of key OpTx management and technical personnel; demand for our products; our ability to develop and commercialize new products; the impact of competitive products and pricing; our ability to maintain or increase operating margins; our ability to protect our intellectual property; the risk of operations interruptions due to events beyond our control; and the other risks listed from time to time in our filings with the Securities and Exchange Commission. We assume no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.


    CONTACT: Varian Medical Systems
             Spencer Sias, 650-424-5782
             www.varian.com